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                                 EXHIBIT 99-A

FOR IMMEDIATE RELEASE                Contact:   David M. Findlay
- ---------------------                           Vice President Strategic
                                                Planning & Investor Relations
                                                (219) 271-4600



                         QUALITY DINING, INC. ANNOUNCES
                         SHAREHOLDER APPROVAL OF MERGER

Mishawaka, Indiana (May 24, 1996)--Quality Dining, Inc. (Nasdaq/NM:QDIN) announced today that the Company's shareholders have approved the proposed merger with Bruegger's Corporation, the nation's leading bagel retailer. Under the terms of the proposed merger, the shareholders of Bruegger's Corporation will receive approximately 5,142,127 shares of Quality Dining, Inc. common stock for all shares of Bruegger's Corporation common stock and up to 141,450 shares of Quality Dining convertible preferred stock for the Bruegger's Corporation convertible preferred stock.

     Bruegger's Corporation currently owns and operates 51 retail bagel bakeries and franchises another 272 units in 31 states, and expects to have 450 to 475 bakeries at the close of 1996.

     Approval by Bruegger's Corporation's shareholders is expected to occur at Bruegger's Special Meeting of Shareholders on June 6, 1996. Pursuant to a Voting Agreement, executed by Nordahl L. Brue and Michael J. Dressell, the Co-Founders and principal shareholders of Bruegger's, and Quality Dining, Inc., Messrs. Brue and Dressell are obligated to vote their shares in favor of the adoption and approval of the Merger Agreement at Bruegger's meeting. Messrs. Brue and Dressell hold approximately 85% of the total number of issued and outstanding shares of Bruegger's Corporation common stock. Following formal approval of the merger by Bruegger's shareholders, Bruegger's Corporation will become a wholly owned subsidiary of Quality Dining.

     Daniel B. Fitzpatrick, Quality Dining's Chairman, President and Chief Executive Officer, stated, "We are very excited about our merger with Bruegger's Corporation. Since opening the first Bruegger's Bagel Bakery in 1983, Nord Brue and Mike Dressell have set the standards for this fast-growing segment. The merger should be a synergistic alliance of the dominant leader in the most exciting category in the restaurant industry with a proven, operationally focused multi concept restaurant management company."

     Fitzpatrick continued, "This merger should enable Bruegger's Corporation to substantially augment its infrastructure and to ramp up its already rapid growth. Both Bruegger's and Quality Dining have assembled outstanding teams to spearhead the growth of our respective businesses. We expect to accelerate the development of company-owned Bruegger's and continue our existing

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QDIN Announces Approval of Merger
Page 2
May 24, 1996

development schedule for Quality Dining's other concepts following consummation of the merger."

     Fitzpatrick further commented, "We expect to finish fiscal 1996 with approximately 95 to 100 company-owned Bruegger's Bagel Bakeries, 355 to 375 franchisee-owned Bruegger's Bagel Bakeries, 63 to 65 Burger King restaurants, 42 Grady's American Grill restaurants, 21 to 23 Chili's Grill & Bar restaurants and six to seven Spageddies Italian Kitchen restaurants. During fiscal 1997, we anticipate adding an additional 80 to 100 company-owned Bruegger's Bagel Bakeries, four to six Burger King restaurants, three to five Chili's Grill & Bar restaurants, one to two Grady's American Grill units and one to two Spageddies Italian Kitchen restaurants. In addition, we expect the Bruegger's franchise community to open an additional 150 to 175 Bruegger's Bagel Bakeries.

     "Bruegger's has become the dominant concept in the bagel business through an entrepreneurial-driven management structure which has positioned the concept for continued leadership in the segment. Our two organizations share a customer-driven culture designed to create long-term shareholder value. This merger should benefit the shareholders of both organizations, our franchise partners and, most importantly, Bruegger's loyal customers," concluded Fitzpatrick.

     Quality Dining, Inc. currently operates a total of 150 quick-service and casual theme dining restaurants located in 20 states throughout the country. The Company operates 63 Burger King restaurants, 42 Grady's American Grill restaurants, 19 Chili's Southwestern Grill and Bar restaurants, 21 Bruegger's Bagel Bakeries, and 5 Spageddies Italian Kitchen restaurants.

     Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: the availability and cost of suitable locations for new restaurants; the hiring, training and retention of skilled management and other restaurant personnel; the ability to obtain the necessary government approvals and third-party consents; changes in governmental regulations, including an increase in the minimum wage; and other risk factors listed from time to time in the Company's filings with the Securities and Exchange Commission.

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